Exhibit 10.55

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED DISTRIBUTION AGREEMENT, dated as of May 1, 2000, as amended on July 10, 2001 and further amended on July 27, 2001, and as amended and restated on April 24, 2002 (this “Agreement”), by and between IDT Netherlands, B.V. (“IDT”), a corporation organized and existing under the laws of The Netherlands having an office at Ganges Plaza, 108 Ganges Street, El Paraiso Industrial Park, Rio Piedras, PR 00926, and Union Telecard Alliance, LLC (“Distributor”), a limited liability company organized and existing under the laws of the State of Delaware having an office at 44 Cherry Valley Avenue, West Hempstead, NY 11552.

WITNESSETH:

WHEREAS, IDT is engaged in, among other activities, the sale of pre-paid phone cards (the “Products”);

WHEREAS, Distributor is desirous of being appointed exclusive distributor of the Products in the fifty states of the United States of America and the District of Columbia (the “Exclusive Territory”); and

WHEREAS, IDT is willing to grant such appointment to the Distributor upon the terms and conditions herein set forth;

NOW, Therefore, it is mutually agreed by IDT and Distributor as follows:

1. Definitions.

“Copyrights” shall mean mask works, rights of publicity and privacy, copyrights in works of authorship of any type, including software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Patents” shall mean United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Trade Secrets” shall mean trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” shall mean trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions and all other rights associated therewith.

2. Appointment and Territories.

(a) Subject to the terms and conditions contained in this Agreement, for the term of this Agreement and any renewals hereof, IDT (i) appoints Distributor as exclusive distributor of the Products in the Exclusive Territory and (ii) grants Distributor the non-exclusive right to solicit orders for and sell the Products in Puerto Rico, the Dominican Republic and United States Virgin Islands (the “Non-exclusive Territories”, and together with the Exclusive Territory, the “Territories”). IDT reserves the right to sell the Products directly and through other distributors/sales representatives outside the Exclusive Territory. Subject to Section 12 of this Agreement, Distributor shall not be entitled to any compensation from IDT with respect to sales of the Products made by IDT outside the Exclusive Territory. Distributor acknowledges and agrees that any omission or failure by IDT to appoint other distributors/sales representatives in any of the Non-exclusive Territories or to sell Products directly therein, shall not amount to a waiver of its right to do so and shall not be construed as conferring any exclusivity to Distributor in any such Non-exclusive Territories.

(b) Distributor shall not solicit sales or knowingly sell the Products directly or indirectly outside of the Territories without the prior written consent of IDT, which may be withheld in the sole discretion of IDT. To the extent Distributor is legally able to do so, Distributor shall cease selling to any customer or account that IDT reasonably demonstrates is selling Products, or is a source of Products being sold, outside the Territories without authorization from IDT and all profits (as reasonably determined by the Chief Financial Officer of Distributor) from Distributor’s sales to such customers shall be received by Distributor solely for the account of IDT and shall be promptly paid by Distributor to IDT.

3. Prior Goodwill.

Distributor acknowledges that IDT has heretofore, directly or through agents and representatives, promoted, marketed and sold the Products in the Territories, having thus developed the Products’ goodwill, good name, reputation and consumer acceptance in the Territories. Distributor agrees to exercise its best efforts not to jeopardize the Products’ goodwill, good name, reputation and consumer acceptance in the Territories.

4. Independent Contractor.

DISTRIBUTOR IS AN INDEPENDENT CONTRACTOR WITH COMPLETE CONTROL OF THE DETAILS OF THE PERFORMANCE OF ITS OBLIGATIONS AS SET FORTH IN THIS AGREEMENT AND IS NOT TO BE DEEMED TO BE AN EMPLOYEE, AGENT OR SERVANT OF IDT. DISTRIBUTOR HAS NO AUTHORITY TO CONTRACT FOR, OR ON BEHALF OF, IDT OR OTHERWISE TO BIND OR OBLIGATE IDT IN ANY MANNER WHATSOEVER.

IDT IS AN INDEPENDENT CONTRACTOR WITH COMPLETE CONTROL OF THE DETAILS OF THE PERFORMANCE OF ITS OBLIGATIONS AS SET FORTH IN THIS AGREEMENT AND IS NOT TO BE DEEMED TO BE AN EMPLOYEE, AGENT OR

SERVANT OF DISTRIBUTOR. IDT HAS NO AUTHORITY TO CONTRACT FOR, OR ON BEHALF OF, DISTRIBUTOR OR OTHERWISE TO BIND OR OBLIGATE DISTRIBUTOR IN ANY MANNER WHATSOEVER.

5. Distributor’s Representations, Warranties and Covenants.

(a) Distributor represents and warrants that it has all requisite power and authority to enter into and perform its obligations under this Agreement, that it has the right, power and authority to perform its obligations hereunder, that the execution, delivery and performance of this Agreement will not violate or constitute a default under the terms of any agreement or instrument to which Distributor or any of its affiliates is a party or by which any of its or their material assets or rights or privileges are subject or bound.

(b) Distributor represents and warrants that the Products shall be printed, packaged, labeled, packed and shipped in compliance with the requirements of all applicable Federal, state and local laws, regulations, ordinances and administrative rules and orders (“Applicable Laws”).

(c) Distributor agrees to:

(i) Exercise its best efforts to sell and solicit orders for the sale of the Products;

(ii) Maintain adequate facilities and manpower to fulfill its obligations to IDT under this Agreement;

(iii) Co-operate with IDT in developing and maintaining programs to familiarize its salesmen and merchandisers with the Products;

(iv) Keep on hand and available for reference by its salesmen such literature as IDT may supply regarding the Products;

(v) Prominently display the Products and any promotional materials supplied by IDT;

(vi) Cooperate in any sales, marketing or promotion efforts sponsored by IDT, including, but not limited to, customer seminars, trade shows, direct customer mailings, etc.;

(vii) Keep IDT advised of the potential demand for the Products as well as any event known to Distributor that may affect the sales or position of the Products in any market within any of the Territories;

(viii) Keep data on sales volume and any other information reasonably necessary to operate effectively and have such data available for IDT on a current basis;

(ix) Maintain and keep an adequate supply of inventory of the

Products to meet anticipated demand and to avoid out-of-stock situations;

(x) Coordinate with IDT’s employee responsible for the Territories, who will act as IDT’s liaison, marketing arm and coordinator to provide Distributor with technical assistance and marketing development for the Territories;

(xi) Make regular calls on all Distributor’s customers of Products in the Territories;

(xii) Transmit to IDT sales information on a timely basis as required to support marketing programs; and

(xiii) Maintain active customer files available to IDT.

6. Representations, Warranties and Covenants of IDT.

(a) IDT represents and warrants that it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, that it has the right, power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement will not violate or constitute a default under the terms of any agreement or instrument to which IDT is a party or by which any of its material assets or rights or privileges are subject or bound.

(b)
Subject to Section 25, IDT hereby represents, warrants and covenants that it will not grant to any other entity, throughout the term of this Agreement, as such term may be extended from time to time pursuant to Section 15, the right to sell Products in the Exclusive Territory.

(c)
IDT represents and warrants that any Products sold to Distributor pursuant to this Agreement shall be of good quality, merchantable and fit for the purpose intended, and IDT further represents that the Products are not articles that may not be introduced into interstate commerce in the United States or that are misbranded in violation of any Applicable Laws.

7. Marketing, Advertising and Promotion.

All advertising and promotional campaigns (including, but not limited to, customer seminars, trade shows, direct customer mailings, etc.) conducted by Distributor in the Territories relating to the Products shall be for the account of Distributor and any advertising allowance given off invoice by IDT shall be used only for advertising the Products. Distributor will prepare, distribute and use all proposed advertising, sales promotion and display materials relating to the Products that utilize the Intellectual Property (as defined in Section 12), in each case in accordance with practices existing on the date hereof to maintain the goodwill of the Products and the validity and goodwill of the Intellectual Property, and otherwise in accordance with such other practices as IDT may reasonably request. Except as otherwise agreed to in writing by IDT, IDT shall not be held liable for any expenses, disbursement, price concession, advertising allowance or any other concessions. IDT shall be entitled to direct Distributor to discontinue preparing, distributing and/or using any material which it reasonably determines either (a) contains improper or insupportable claims, (b) is incompatible with IDT’s marketing strategy or (c) conflicts with any Applicable Law or agreement to which IDT or any of its affiliates is subject, and upon notification to Distributor of any such direction, Distributor shall forthwith or (other than with respect to clause (c)) otherwise as promptly as practicable under the circumstances discontinue the practice complained of. Distributor shall take such other measures as IDT may reasonably request from time to time to protect the quality of the Products, the validity of the Intellectual Property and the goodwill related to each.

In this regard, IDT agrees to furnish Distributor, to the extent commercially reasonable, with marketing and sales support, as follows:

(a)    Trade advertising;

(b)    Production of sample materials;

(c)    Production of literature and promotional materials;

(d)    Sales leads when generated; and

(e)    Training.

8.     Inspection.

IDT and its authorized representatives may at any reasonable time inspect Distributor’s records to verify the compliance of Distributor with the provisions of this Agreement. Representatives of IDT shall have access to Distributor’s place of business at all reasonable times for the purpose of taking inventory of the stock on hand.

9.     Primary Area of Focus.

It is the intention of the parties that Distributor devote its resources to building up the Products of IDT and, therefore, subject to Sections 11 and 25 hereof, Distributor and its subsidiaries agree not to purchase or distribute products similar to the Products from any source other than IDT unless otherwise agreed to by IDT in writing; provided, however, that Distributor may continue distributing products from non-IDT sources, which are similar to the Products, representing monthly gross revenues not to exceed $3,000,000, if such products from non-IDT sources (a) were distributed by Distributor or Distributor’s predecessor on or prior to May 1, 2000, or (b) were distributed by Distributor with IDT’s approval during the period May 1, 2000 to, and including, April 24, 2002 and which are also currently distributed by the Distributor.

10.     Terms of Sale.

(a) Subject to the terms of the Operating Agreement of Distributor, dated as of April 27, 1998, as amended on May 1, 1998, May 1, 2001 and June 1, 2001, and as amended and restated on the date hereof (the “Operating Agreement”), IDT shall establish from time to time the sales price and the terms and conditions at which the Products are to be sold to Distributor. Credit terms will be 30 days. Credit limits will be established from time to time by

IDT. In connection with IDT’s establishment of credit limits, Distributor agrees to provide IDT from time to time with such financial and credit information as may be necessary for IDT to establish credit limits. Subject to the terms of the Operating Agreement, said prices, terms and conditions are subject to change by IDT.

(b) IDT WILL BILL DISTRIBUTOR IN EUROS OR U.S. DOLLARS AND DISTRIBUTOR AGREES TO PAY IN THE BILLED CURRENCY. IT IS AGREED AMONG THE PARTIES THAT TITLE TO THE PRODUCTS AND RISK OF LOSS PASSES TO DISTRIBUTOR IN PUERTO RICO UPON ACTIVATION OF THE PRODUCTS. DISTRIBUTOR shall make payments to bank accounts designated by IDT and/or provide IDT with satisfactory collateral securing amounts due to IDT from time to time on account of inventory advances.

(c) Subject to the terms of the Operating Agreement, IDT reserves the right to reject an order or cancel the same or any part thereof after acceptance, for credit or any other reason. While it is acknowledged that all delivery dates requested by Distributor are approximate, IDT will use commercially reasonable efforts to timely fill Distributor’s orders.

11. Product Specifications and Supply.

Distributor understands and agrees that IDT reserves the right, at any time and from time to time without advance notice and without thereby incurring any liability or obligation to Distributor, to: (i) change the specifications for the Products; (ii) change its sourcing, sales and distribution policies; and (iii) discontinue the sale to Distributor of any Products no longer marketed by IDT, provided that IDT shall use commercially reasonable efforts to notify Distributor at least forty-five (45) days prior to discontinuing the sale to Distributor of Products no longer marketed by IDT and provided, further, that if IDT (A) does not continue the sale to Distributor of Products from which Distributor generates net profits (calculated at such time based on a three month period ending on the last day of the calendar month immediately preceding the date IDT discontinues the sale of such Products) and (B) does not offer Distributor reasonably suitable replacement Products, then Distributor may seek to obtain replacement products from third parties for the specific market segments to which such discontinued Products were targeted, provided, however, that Distributor shall discontinue its marketing and distribution of any such replacement products from third parties within 30 days following IDT’s commitment to provide Distributor with (and the subsequent provision of) (i) the discontinued Products with respect to which such replacement products have been obtained or (ii) reasonably suitable replacement Products.

12. Intellectual Property.

Except as specifically provided herein, this Agreement shall not be construed to give Distributor any right, title or interest in the Intellectual Property or the Products.

Subject to the foregoing, Distributor and IDT acknowledge that all Trademarks (whether registered or unregistered) and related goodwill, and all Copyrights, Patents, Trade Secrets and all other intellectual property developed or used by Distributor, whether existing or used now or in the future and any causes of action that may arise therefrom (collectively, the

“Intellectual Property”) are owned by IDT except for Distributor’s customer lists and customer information, all of which are owned by Distributor. To the extent that Distributor may be found to have any proprietary interest or the appearance of a proprietary interest in the Intellectual Property (except for Distributor’s customer lists and customer information), Distributor hereby assigns such interest and further agrees to take whatever additional action is necessary to assign such Intellectual Property to IDT and to register such Intellectual Property in IDT’s name, including, without limitation, the execution of any assignment, registration, application or other documentation. In addition, Distributor hereby grants to IDT an irrevocable power of attorney to execute in its name any documents necessary to effect the intent of the preceding sentence.

In consideration, and subject to the terms and conditions, of this Agreement, IDT hereby grants to Distributor a royalty-free, non-exclusive, non-transferrable license to use the Intellectual Property (except for Distributor’s customer lists and customer information) in the Territories solely for the purpose of fulfilling Distributor’s obligations hereunder (the “License”). The License shall terminate upon the termination of this Agreement; provided, however, that in connection with any Intellectual Property which is patented, if still effective, the License with respect to the relevant patent will expire upon the termination of the patent, including any extension or renewal thereof, if prior to the termination of this Agreement. To the extent that Distributor has or acquires any control over the quality of the Product, Distributor agrees to maintain the quality of the Product consistent with the historical quality of goods sold using any relevant Trademark licensed under the License to date. Distributor acknowledges that any and all goodwill arising from Distributor’s use of the Intellectual Property consisting of Trademarks inures solely to the benefit of IDT.

Distributor hereby acknowledges that the Intellectual Property is licensed AS IS. IDT MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE INTELLECTUAL PROPERTY, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO NON-INFRINGEMENT, VALIDITY OR OWNERSHIP. IDT reserves the right to require Distributor to discontinue use of (and terminate the License with respect to) any Intellectual Property licensed by IDT to Distributor in the event that any third party asserts or threatens to assert that any such Intellectual Property infringes or violates such third party’s intellectual property rights.

Distributor further acknowledges the validity of the Intellectual Property used in connection with the sale of Products, and agrees not to knowingly take any action (or knowingly omit to take any action) that would prejudice or interfere with such validity or IDT’s ownership rights. Distributor further agrees not to use Trademarks licensed by IDT to Distributor or any other Trademark confusingly similar to the Trademarks licensed by IDT to Distributor in connection with any goods other than the Products.

Distributor agrees that it will notify IDT promptly of any infringement, misappropriation or violation of the Intellectual Property by third parties of which it becomes aware.

IDT agrees that any net profit (as reasonably determined by the Chief Financial Officer of IDT) directly or indirectly derived from the commercial exploitation by IDT of the

Intellectual Property set forth in Exhibit A to this Agreement prior to the termination of this Agreement, shall inure to the benefit of Distributor, shall be received by IDT solely for the account of Distributor and shall be paid promptly by IDT to Distributor. The obligation of this paragraph is independent of and shall survive termination of the License. For the avoidance of any doubt, any revenue or other payments received by IDT or any of its affiliates as members of Distributor or to which IDT or any of its affiliates may be entitled as members of Distributor, shall not be considered, for purposes of the preceding sentence, to be net profit directly or indirectly derived from the commercial exploitation by IDT of the Intellectual Property set forth in Exhibit A.

13. Confidential Information.

Each of IDT and Distributor agrees that it shall not, at any time during the term of this Agreement or thereafter without the written consent of the other, use or disclose to any third party any confidential and/or technical information relating to the other party or any of the other party’s affiliates, made available to it by the other party or by any third party at the request or direction of the other party. The parties shall, upon termination of this Agreement, deliver to the other party all written material relating to such confidential or technical information. Notwithstanding the foregoing, IDT and Distributor acknowledge that disclosure of any information or materials which are required to be disclosed pursuant to an Applicable Law, government requirement or court order, or the rules of any stock exchange or automated quotation system, or national, federal, state, local or other governmental reporting requirements, shall be deemed not to be a breach of the covenants contained in this Section 13. IDT and Distributor acknowledge and agree that each of its respective covenants pursuant to this Section 13 is an essential condition of this Agreement. Accordingly, without affecting any other rights or remedies that the other may have, IDT and Distributor agree that the other will be entitled to the remedies of injunction, specific performance or any other equitable relief for breach or threatened breach of this Section 13. Notwithstanding anything to the contrary, the right of the parties to equitable relief pursuant to this Section 13 shall survive the termination of this Agreement and continue in full force and effect.

14. Transfer of the Agreement.

(a) In entering into this Agreement, IDT carefully considered Distributor’s financial condition, and its know-how in the promotion, sale and distribution of the Products. Therefore, the grant of rights to Distributor hereunder is unique, and such right shall not be transferred, assigned or otherwise disposed of to any other person, firm or corporation without IDT’s consent. Any such purported transfer, assignment or disposition made without IDT’s written consent shall be null and void. The terms “assignment” and “transfer” shall include any change in the ownership or control of Distributor. Any assignment by UTCG Holdings LLC, a Delaware limited liability company (“Newco”), of its interest in Distributor or any change in the direct or indirect record or beneficial ownership of Newco shall, (i) if not otherwise permitted pursuant to (x) that certain Securities Purchase Agreement, by and among Carlos Gomez (“Gomez”), Newco and Distributor, dated May 1, 1998, as amended by Amendment No. 1 to the Securities Purchase Agreement by and among Newco, IDT and Distributor, dated April 24, 2002, (y) the Operating Agreement, or (z) that certain Transfer Restriction Agreement, dated April 24, 2002, by and among IDT Corporation, IDT Domestic-

Union, Gomez and Distributor, or (ii) if not previously approved in writing by IDT, constitute just cause for termination of this Agreement by IDT, unless, in the case of any such change in the record or beneficial ownership of Newco, such change in the record or beneficial ownership is reversed back to the record or beneficial ownership of Newco in effect prior to such change, within 30 days of written notice from IDT requesting same.

(b) Notwithstanding Section 14(a) above, (i) Newco shall be permitted to pledge its membership interests in Distributor in favor of Gomez pursuant to that certain LLC Interest Pledge and Security Agreement, dated April 24, 2002, by and between Newco and Carlos Gomez, and (ii) the Carlos Gomez Family Trust shall be permitted to pledge its membership interests in Newco in favor of Carlos Gomez pursuant to that certain LLC Interest Pledge and Security Agreement, dated April 24, 2002, by and between the Carlos Gomez Family Trust and Carlos Gomez.

(c) Neither this Agreement nor any of IDT’s rights hereunder may be transferred, assigned or otherwise disposed of, directly or indirectly, by operation of law or otherwise, to any other person, firm, corporation or other entity without Distributor’s consent, provided, however, that notwithstanding the foregoing or any other provision of this Agreement, IDT may transfer, assign or otherwise dispose of, directly or indirectly, by operation of law or otherwise, to any of its controlled affiliates, upon written notice to Distributor, this Agreement or any of its rights under this Agreement. In the event IDT transfers, assigns or otherwise disposes of, directly or indirectly, by operation of law or otherwise, to any other person, firm, corporation or other entity (a “Transferee”) all or substantially all of its business of selling pre-paid phone cards, whether operated by IDT or any of its affiliates prior to the earlier of (A) the termination of the License and (B) the termination of this Agreement, IDT agrees to cause such Transferee to grant Distributor (x) a license to use the Intellectual Property (except for Distributor’s customer lists and customer information) on terms and conditions no less favorable than the License and (y) an exclusive right to sell the Products in the Exclusive Territory throughout the term of this Agreement on terms and conditions no less favorable than the Agreement. For the purposes hereof, “affiliate” shall mean, with respect to any person, any other person who controls, is controlled by or is under common control with such person. “Control” (and its derivations) shall mean the ability to direct or influence the policy or management of any person, whether by means of contract, organizational document or otherwise.

15. Termination of Agreement.

Unless terminated by either party in accordance with the provisions of this paragraph, this Agreement shall be in effect for a period of time commencing on April 24, 2002 and terminating on April 24, 2007; provided, however, that in the event the Net Profits of Distributor (as such term is defined in the Operating Agreement) from sale of the Products for the twelve months ended December 31, 2006 are equal to or greater than $16,000,000, either of IDT or Distributor may notify the other party, prior to January 30, 2007, that it exercises its right to extend the Agreement for a period of two years; provided, further, that if Net Profits of Distributor from sale of the Products for the twelve months ended December 31, 2008 are equal to or greater than $21,000,000, either of IDT or Distributor may notify the other party, prior to January 30, 2009, that it exercises its right to extend the Agreement for a further period of two years. Unless otherwise agreed in writing by the parties, this Agreement will not be extended beyond the ninth-year anniversary of this Agreement.

The parties expressly agree that, without limitation of the generality of the foregoing:

(a) IDT shall have just cause for termination upon the happening of any of the following occurrences, acts or omissions, provided such acts or omissions were not caused by IDT or any of its affiliates (other than Distributor or any of its subsidiaries) or by any of their respective employees or representatives or by any of the officers of Distributor designated by IDT or any of its affiliates (other than Distributor or any of its subsidiaries) pursuant to the Operating Agreement:

(i) The cessation of the usual business of Distributor;

(ii) In the event of a calling of a meeting of the creditors of Distributor, and assignment by Distributor for the benefit of creditors, the insolvency of any kind of Distributor, or in the event of any filing of a voluntary or involuntary petition under the provisions of the United States Bankruptcy Act or amendments thereto, or any application for the appointment of a receiver for the property of Distributor, which in the case of any such involuntary filing remains unsatisfied and undischarged at the end of thirty (30) days after the initial filing thereof;

(iii) In the event that Distributor fails to exercise commercially reasonable efforts not to jeopardize the Products’ goodwill, good name, reputation and consumer acceptance in the Territories within 30 days of receipt of written notice from IDT;

(iv) In the event Distributor fails to discontinue a practice complained of under Section 7 hereof within 30 days of receipt of written notice from IDT, or in the case of a practice referred to under Section 7(c) hereof immediately following receipt of written notice from IDT;

(v) In the event of any material failure or omission by Distributor to comply with any of its essential obligations under this Agreement, which is not substantially cured within thirty (30) days after receipt of written notice from IDT specifying such failure or omission with reasonable detail; or

(vi) In the event of a purported transfer or assignment of Newco’s interest in Distributor in contravention of Section 14(a) hereof.

(b) Distributor shall have just cause for termination upon the happening of any of the following occurrences, acts or omissions:

(i) The cessation of the usual business of IDT;

(ii) In the event of a calling of a meeting of the creditors of IDT, and assignment by IDT for the benefit of creditors, the insolvency of any kind of IDT, or in the event of any filing of a voluntary or involuntary petition under the provisions of the United States Bankruptcy Act or amendments thereto, or any application for the appointment of a receiver for the property of IDT, which in the case of any such involuntary filing remains unsatisfied and undischarged at the end of thirty (30) days after the initial filing thereof; or

(iii) In the event of any material failure or omission by IDT to comply with any of its essential obligations under this Agreement, which is not substantially cured within thirty (30) days after receipt of written notice from Distributor specifying such failure or omission with reasonable detail; or

Under the circumstances described in subparagraphs (a) and (b) of this Section 15, this Agreement shall be considered terminated immediately upon receipt of written notice of termination in certified mail from the terminating party to the other party, at the address herein designated or at such other address as may from time to time be designated in writing by the parties.

16. Post Termination.

Upon the termination of this Agreement, (i) all rights and privileges granted to Distributor hereunder shall immediately cease and terminate and Distributor shall thereupon discontinue forever the use of any Intellectual Property and any advertising material relating to the Products, (ii) any indebtedness of one party to another pursuant to the terms of this Agreement, shall immediately become due and payable without notice and (iii) Distributor shall promptly return to IDT, at Distributor’s expense, all samples, price lists, sales manuals, promotional materials and other selling aids relating to the Products furnished by IDT and remaining at the time in the possession of Distributor. For the avoidance of any doubt, the termination of this Agreement shall not in any way release any party from any liability for any indebtedness to the other party or any of its affiliates, and any agreements or arrangements with respect to such indebtedness shall continue in full force and effect, and shall be valid and binding agreements of the parties enforceable against each party in accordance with their terms and unaffected by the termination of this Agreement.

In the event this Agreement is properly terminated, neither party shall be liable to the other party, by reason of termination, whether on account of loss by IDT, on the one hand, or Distributor, on the other, of present or prospective profits or discounts or commissions on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith, or in connection with the establishment, development or maintenance of IDT’s business, on the one hand, or Distributor’s business, on the other, or on account of any other causes or thing whatsoever.

Notwithstanding anything to the contrary, the irrevocable power of attorney of Distributor granted to IDT pursuant to Section 12 of this Agreement shall survive the termination of this Agreement and continue in full force and effect.

The failure of a party, in any one or more instances, to insist upon performance of any of the terms, covenants or conditions of this Agreement, or to exercise any right to terminate this Agreement, shall not be construed as a waiver or relinquishment of the same or of any future right to performance of such term, covenant or condition, or as a waiver or an estoppel to exercise any present or future right to terminate this Agreement, or of a party’s obligation with respect to future performance of the same. All other terms, covenants and conditions hereof shall continue in full force and effect.

17. Entire Agreement.

This Agreement supersedes all prior and concurrent discussions and agreements between the parties hereto and between Distributor and IDT’s affiliated companies with respect to all matters contained herein, and it constitutes the sole and entire Agreement between IDT and Distributor respecting the same. Each of the parties represents and warrants that, in entering into this Agreement it is not relying on any promise, representation, warranty or agreement, oral or written, respecting any of the matters which are subject of this Agreement, except those expressly set forth herein.

No modification of waiver of any of the terms hereof or amendment or supplement hereto shall be valid or binding unless made in writing and executed by the parties hereto. All representations, promises, and warranties made by the parties in this Agreement are cumulative and in addition to those imposed by law, statute, equity or otherwise, and they are to survive the execution and delivery hereof. The parties’ obligations of confidentiality and non-disclosure as set forth herein are to survive the termination of this Agreement.

18. Severability of Provisions.

If any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision, and to this end, the provisions of this Agreement are intended to be and shall be deemed severable.

19. Governing Law; Successors and Assigns.

This Agreement shall be governed by and be construed in accordance with the internal laws of the State of New York, without regard to conflicts of law principles that would result in the application of the law of another jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the provisions of Section 14, their respective permitted successors and assigns.

20. Arbitration.

(a) All disputes, controversies or differences which may in any way arise between the parties from or connected with this Agreement, including the interpretation, performance or nonperformance hereof, shall be submitted to and finally determined in New

York City, New York, by arbitration by three arbitrators (the “Arbitrators”) from the American Arbitration Association (“AAA”), such Arbitrators to be chosen from an AAA-approved list of arbitrators who are residents of the United States. IDT and Distributor shall each select one Arbitrator and shall mutually agree upon the selection of the third Arbitrator. If the parties are not able to agree upon the third Arbitrator, then the Arbitrators selected by the parties shall select the third Arbitrator. The fees and expenses of said Arbitrators shall be shared equally by the parties.

(b)     The parties intend and hereby manifest that the decision of the Arbitrators shall be according to the provisions of this Agreement, or according to the laws of the State of New York in matters, if any, not covered by this Agreement. Such decision shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction.

(c)     Each of the parties acknowledges that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms. Accordingly, each of the parties agrees that the other party hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such party may be entitled at law or in equity.

(d)     For the purposes of any proceedings arising out of this Agreement, including proceedings incidental to or in aid of this Agreement to arbitrate or proceedings pursuant to Section 21 of this Agreement, each party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and for purposes of any proceedings to seek to enforce an arbitration award. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(e)     If any of the parties, notwithstanding the foregoing, should attempt either to resolve any dispute arising in connection with this Agreement in a court of law or equity or to forestall, preempt, or prevent arbitration of any such dispute by resort to the process of a court of law or equity, and such dispute is ultimately determined to be arbitrable by such court of law or equity, the Arbitrator shall include in his award an amount for the other party equal to all of the other party’s costs including attorney’s fees, incurred in connection with such arbitrability determination.

21.     Reservation.

Each of the parties reserves its right to commence judicial proceedings against the other party for the purpose of securing or obtaining remedies of attachment, garnishment, seizure or any others to secure the effectiveness of an award or judgement on a claim for the payment of monies against the other party, a claim for specific enforcement of the terms of the Agreement or in aid or for proceedings ancillary to arbitration, or to enforce an arbitration award or to seek injunctive or other relief against the other party for violation of Section 12 hereof.

22. Interpretation.

Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law. The paragraph headings of this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

23. Waiver.

The failure at any time or times, by any party hereto to require strict performance by the other party of any provisions of this Agreement or to exercise any of its rights hereunder shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance therewith.

24. Notices.

Whenever notice is required to be given under the terms of this Agreement to either party, it shall be by certified mail, return receipt requested:

If to IDT, addressed as follows:

IDT Netherlands, B.V.
Ganges Plaza, 108 Ganges Street
El Paraiso Industrial Park,
Rio Piedras, Puerto Rico 00926
Attention: Douglas Mauro
Fax: (973) 438-1427

If to Distributor, addressed as follows:

Union Telecard Alliance, LLC
44 Cherry Valley Avenue
West Hempstead, NY 11552
Attention: CEO

with copies to:

Union Telecard Alliance, LLC
44 Cherry Valley Avenue
West Hempstead, NY 11552
Attention: President

and

Harry C. Beatty, Esq.
Kent, Beatty & Gordon, LLP

425 Park Avenue
New York, NY 10022-3598

or to such other or future address as either party may specify to the other, all by notice in accordance to the provisions hereof.

25. Force Majeure.

(a) Any delays in or failure of performance by any party under this Agreement shall be excused and not considered a breach hereof if such delay or failure is caused by revolutions, insurrections, riots, sabotage, wars, acts of enemies or terrorists, national emergency, strikes or labor disputes, floods, fires, acts of God, acts of Government (including laws, governmental regulations, orders, judicial decrees, treaties, embargoes enacted or promulgated by any country or sovereignty or any agency thereof), or by any similar cause not within the reasonable control of the party whose performance is affected thereby (each a “force majeure event”); provided that such party shall have exercised reasonable diligence, including the commercially reasonable expenditure of funds and the making of commercially reasonable capital expenditures for the purpose of preventing such delay or failure of performance.

(b) If circumstances of the type described in Section 25(a) above prevail and a party is not discharging its obligations in full in all material respects hereunder, then the other parties shall be entitled by written notice to the party whose performance is prevented by such force majeure event to suspend the operation of all or any provisions of this Agreement and make any alternative commercial arrangements necessary to protect its commercial interests, notwithstanding and despite any provision or restriction of this Agreement to the contrary. If any such other party makes any such alternative arrangements, the suspension of the provisions of this Agreement shall continue until the force majeure event which has prevented the initial party’s substantial performance hereunder has ceased to exist.

26. Insurance.

Distributor shall maintain reasonable commercial liability and property insurance policies with carriers and in amounts generally accepted in the industry. The aforesaid insurance policies must insure Distributor against any loss, claim, liability or suit of bodily injury, death, personal injury or property damage arising from or in connection with the distribution of Products. The insurance policies will name IDT as an additional insured as respects its interests under the term and conditions of this Agreement. Distributor shall provide IDT a certificate in evidence of this insurance upon execution of the Agreement and each insurance renewal thereafter for the duration of this Agreement. The certificate shall provide that the insurance issued under this Section 26 shall not be altered or cancelled until after thirty (30) days written notice to IDT. Such insurance shall not be cancelled by Distributor without IDT’s prior written approval.

27. Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute on one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signatures on the following page.]

IN WITNESS WHEREOF, the appearing parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

IDT NETHERLANDS, B.V.		UNION TELECARD ALLIANCE, LLC

By: IDT Corporation, as Member

By:		By:
	Name:	Name:
	Title:	Title: